Exhibit 99.1
Investor Contact: Ken Cooper – 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom – 952-229-7435 or pr@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS
Company Reports Revenue Growth of 8.7%, Net Income Growth of 19.8% and
Earnings Per Diluted Share of $0.53 for the Quarter
CHANHASSEN, Minn. (July 22, 2010) — Life Time Fitness, Inc. (NYSE: LTM) today reported its operating results for the second quarter ended June 30, 2010.
     Revenue for the second quarter of 2010 grew 8.7% to $231.1 million from $212.5 million during the same period last year. Net income during the quarter was $21.9 million, or $0.53 per diluted share, compared with $18.3 million, or $0.46 per diluted share, for 2Q 2009.
     For the six months ended June 30, 2010, revenue grew 7.6% to $450.9 million from $419.0 million during the same period last year. Net income for the same period was $39.7 million, or $0.98 per diluted share, as compared with $33.4 million, or $0.85 per diluted share, for the first six months of 2009.
     “During the second quarter, we continued to see good progress in our operating results despite sustained consumer headwinds,” said Bahram Akradi, chairman, president and chief executive officer. “Of particular note, we achieved our second quarter stretch goal of positive same-center revenue on our mature stores. This speaks to the unwavering focus we have placed on providing our members with high-quality, high-value services and products. Additionally, we reduced our attrition rate for the quarter to 8.4%, driven by the ongoing impact of our connectivity initiatives and relentless commitment to improve the member experience we provide. Furthermore, I am very pleased with the cohesiveness and alignment of our entire company around delivering the people, programs and places that help our members achieve their goals.”
     In August, the Company plans to open a new yoga and Pilates boutique in Minneapolis. Additionally, in December, the Company plans to open a large-format center in Centennial, Colorado, representing the third Life Time Fitness center in the Denver market.
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Life Time Fitness Second Quarter 2010 Results – Page 2
Three and Six Months Ended June 30, 2010, Financial Highlights:
Total revenue for the second quarter grew 8.7% to $231.1 million from $212.5 million in 2Q 2009. Total revenue for the first six months of 2010 grew 7.6% to $450.9 million from $419.0 million during the same period last year.

(Period-over-period growth)		2Q 2010 vs. 2Q 2009	YTD 2010 vs. YTD 2009
•	Membership dues	7.0%	6.4%
•	Enrollment fees	(5.6%)	(3.9%)
•	In-center revenue	13.6%	12.1%

•	Same-center revenue (13th month of operation)	4.8%	3.7%
•	Same-center revenue (37th month of operation)	1.8%	0.4%
•	Average center revenue / membership	$371 – up 5.0%	$740 – up 4.8%
•	Average in-center revenue / membership	$112 – up 9.9%	$223 – up 9.1%
Memberships increased 3.9% to 631,862 at June 30, 2010, from 608,281 at June 30, 2009.
Total operating expenses during 2Q 2010 totaled $188.2 million compared with $174.3 million for 2Q 2009. Year-to-date operating expenses totaled $370.3 million compared with $348.2 million for the same period last year.
Operating margin was 18.6% for 2Q 2010 compared with 18.0% during the prior-year period. Year-to-date operating margin was 17.9%, compared with 16.9% in the prior-year period.

(Expense as a percent of total revenue)		2Q 2010 vs. 2Q 2009	YTD 2010 vs. YTD 2009
•	Center operations	61.5% vs. 60.6%	62.0% vs. 61.1%
•	Advertising and marketing	2.6% vs. 2.9%	2.8% vs. 3.4%
•	General and administrative	4.9% vs. 5.5%	4.9% vs. 5.6%
•	Other operating	2.4% vs. 2.3%	2.2% vs. 2.3%
•	Depreciation and amortization	10.0% vs. 10.7%	10.2% vs. 10.7%
Net income during 2Q 2010 was $21.9 million compared with $18.3 million for 2Q 2009. For the six months ended June 30, 2010, net income was $39.7 million compared with $33.4 million in the prior-year period.
EBITDA for 2Q 2010 grew 8.5% to $66.4 million from $61.2 in 2Q 2009. Year-to-date EBITDA grew 9.5% to $127.2 million from $116.1 million during the same period last year.
Cash flows from operating activities for the first half of 2010 totaled $100.7 million compared with $98.3 million in the prior-year period.
Weighted average fully diluted shares for 2Q 2010 totaled 41.2 million compared with 39.8 million in 2Q 2009.
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Life Time Fitness Second Quarter 2010 Results – Page 3
Updated 2010 Business Outlook:

The following statements are based on the Company’s current expectations for fiscal year 2010 subject to the risks and uncertainties described below:
•	Revenue is expected to be $890-905 million (up from $880-895 million), driven primarily by membership dues and in-center revenue growth.

•	Net income is expected to be $79.0-81.0 million (up from $76.5-79.5 million), driven by revenue growth and cost efficiencies.

•	Diluted earnings per common share is expected to be $1.92-1.98 (up from $1.88-1.96).
          As announced on July 15, 2010, the Company will hold a conference call today at 10:00 a.m. ET to discuss its second quarter 2010 results. Bahram Akradi, Michael Robinson, executive vice president and chief financial officer, and Kenneth Cooper, vice president of finance, will host the conference call. The conference call will be webcast and may be accessed via the Company’s Investor Relations section of its website at lifetimefitness.com. A replay of the call will be available via the Company’s website beginning at approximately 1:00 p.m. ET today.
# # #
About Life Time Fitness, Inc.

Life Time Fitness, Inc. (NYSE: LTM) is a healthy way of life company based in Chanhassen, Minnesota. The Company is dedicated to providing programs and services that help its members connect and engage with their areas of interest, and achieve success with their health and fitness goals. Life Time Fitness designs and operates distinctive, multi-use sports, professional fitness, family recreation and spa/resort centers that help members lead healthy and active lives. As of July 22, 2010, the Company operated 89 centers in 19 states and 24 markets. Additional information about Life Time Fitness centers, programs and services is available at www.lifetimefitness.com.
Risks and Uncertainties

Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are attracting and retaining members, risks related to our debt levels and debt covenants, our ability to access existing credit facilities and obtain additional financing, strains on our business from continued growth, risks related to maintenance of our data, competition from other health and fitness centers, delays in opening new centers, identifying and acquiring suitable sites for new centers and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans as well as stock offerings. The Company’s expectations for fiscal year 2010 exclude any unusual items that might occur during the fiscal year, such as legal matters or the potential recognition of compensation expense in association with the June 2009 grant of long-term performance-based restricted stock to the Company’s senior management team. The Company cautions investors not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date on which the statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,010	$6,282
Accounts receivable, net	4,280	4,026
Center operating supplies and inventories	15,559	14,621
Prepaid expenses and other current assets	17,279	12,938
Deferred membership origination costs	17,660	20,278
Deferred income taxes	12	660

Total current assets	78,800	58,805
PROPERTY AND EQUIPMENT, net	1,529,539	1,512,993
RESTRICTED CASH	1,980	2,941
DEFERRED MEMBERSHIP ORIGINATION COSTS	7,715	8,716
OTHER ASSETS	54,544	48,070

TOTAL ASSETS	$1,672,578	$1,631,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$11,916	$16,716
Accounts payable	19,023	14,429
Construction accounts payable	20,170	9,882
Accrued expenses	54,530	48,235
Deferred revenue	39,697	36,939

Total current liabilities	145,336	126,201
LONG-TERM DEBT, net of current portion	616,694	643,630
DEFERRED RENT LIABILITY	30,821	29,048
DEFERRED INCOME TAXES	76,495	77,189
DEFERRED REVENUE	7,770	8,819
OTHER LIABILITIES	9,409	9,207

Total liabilities	886,525	894,094

SHAREHOLDERS’ EQUITY:
Common stock	838	829
Additional paid-in capital	402,563	395,121
Retained earnings	383,815	344,095
Accumulated other comprehensive loss	(1,163)	(2,614)

Total shareholders’ equity	786,053	737,431

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,672,578	$1,631,525

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUE:
Membership dues	$152,879	$142,841	$298,044	$280,238
Enrollment fees	6,175	6,540	12,499	13,013
In-center revenue	68,457	60,250	133,989	119,552

Total center revenue	227,511	209,631	444,532	412,803
Other revenue	3,577	2,918	6,327	6,180

Total revenue	231,088	212,549	450,859	418,983

OPERATING EXPENSES:
Center operations	142,151	128,871	279,734	255,845
Advertising and marketing	5,903	6,091	12,675	14,389
General and administrative	11,343	11,795	22,043	23,503
Other operating	5,549	4,887	9,858	9,774
Depreciation and amortization	23,218	22,635	45,984	44,699

Total operating expenses	188,164	174,279	370,294	348,210

Income from operations	42,924	38,270	80,565	70,773

OTHER INCOME (EXPENSE):
Interest expense, net	(6,917)	(7,880)	(15,013)	(15,354)
Equity in earnings of affiliate	303	332	603	669

Total other income (expense)	(6,614)	(7,548)	(14,410)	(14,685)

INCOME BEFORE INCOME TAXES	36,310	30,722	66,155	56,088
PROVISION FOR INCOME TAXES	14,426	12,462	26,435	22,714

NET INCOME	$21,884	$18,260	$39,720	$33,374

BASIC EARNINGS PER COMMON SHARE	$0.55	$0.46	$1.01	$0.85

DILUTED EARNINGS PER COMMON SHARE	$0.53	$0.46	$0.98	$0.85

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	39,885	39,285	39,401	39,167

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	41,154	39,763	40,533	39,475

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Six Months Ended
	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$39,720	$33,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,984	44,699
Deferred income taxes	(3,857)	(421)
Loss on disposal of property and equipment, net	592	560
Gain on land held for sale	—	(873)
Amortization of deferred financing costs	1,437	1,301
Share-based compensation	3,561	4,027
Excess tax benefit related to share-based payment arrangements	(1,697)	—
Equity in earnings of affiliate	(603)	(669)
Dividend received from equity investment	350	350
Changes in operating assets and liabilities	15,150	13,895
Other	71	2,041

Net cash provided by operating activities	100,708	98,284

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(48,164)	(91,725)
Acquisitions, net of cash acquired	(9,414)	—
Proceeds from sale of property and equipment	720	8
Proceeds from sale of land held for sale	—	1,327
Increase in other assets	(1,423)	(921)
Decrease in restricted cash	961	497

Net cash used in investing activities	(57,320)	(90,814)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	—	7,812
Repayments of long-term borrowings	(35,152)	(7,978)
Proceeds from (repayments of) revolving credit facility, net	5,101	(6,800)
Increase in deferred financing costs	(258)	(721)
Excess tax benefit related to share-based payment arrangements	1,697	—
Proceeds from exercise of stock options	2,952	193

Net cash used in financing activities	(25,660)	(7,494)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17,728	(24)
CASH AND CASH EQUIVALENTS — Beginning of period	6,282	10,829

CASH AND CASH EQUIVALENTS — End of period	$24,010	$10,805

Non-GAAP Financial Measures
     This release and the related conference call disclose certain non-GAAP financial measures.
EBITDA. Earnings Before Interest, Income Taxes and Depreciation and Amortization (EBITDA) is a non-GAAP disclosure consisting of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:
RECONCILIATION OF NET INCOME TO EBITDA
(In thousands)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income	$21,884	$18,260	$39,720	$33,374
Interest expense, net	6,917	7,880	15,013	15,354
Provision for income taxes	14,426	12,462	26,435	22,714
Depreciation and amortization	23,218	22,635	45,984	44,699

EBITDA	$66,445	$61,237	$127,152	$116,141

Free Cash Flow. Free cash flow is a non-GAAP measure consisting of net cash provided by operating activities, less purchases of property and equipment. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and does not represent the total increase or decrease in the cash balance presented in accordance with GAAP. The Company uses free cash flow as a measure of cash generated after spending on property and equipment. Free cash flow should not be considered as a substitute for net cash provided by operating activities prepared in accordance with GAAP. Additional details related to free cash flow are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to free cash flow:
RECONCILIATION OF NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In thousands)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$46,833	$48,624	$100,708	$98,284
Less: Purchases of property and equipment	(25,125)	(42,825)	(48,164)	(91,725)

Free cash flow	$21,708	$5,799	$52,544	$6,559